Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 748 S Meadows Parkway, Suite A9, Reno, NV, 89521

FOR IMMEDIATE RELEASE

Gryphon Gold Provides Update on Senior Credit Facility

Reno, NV – June 6, 2013 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a company focused on its joint venture interest in the gold Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), updates the status of the litigation with the Royalty Holders.

The Company is also providing an update on its Senior Secured Gold Stream Facility (the “Credit Facility”) with Waterton Global Value L.P. (“Waterton”). Under the terms of the Credit Facility, monthly principal, interest and premium payments are required to be made on the last day of each month until November 2014. The Company has the option of satisfying the monthly principal and premium payments in cash, by delivery of physical gold or by the assignment to Waterton of an interest in Borealis Mining Company, LLC (“Borealis”) in such amounts or number determined in accordance with the requirements of the credit agreement, as amended, relating to the Credit Facility (the “Credit Agreement”). On May 31, 2013, the Company transferred to Waterton 80,000 membership units in Borealis for the payment due May 31, 2013. As a result, the Company now owns a 37.2% interest in Borealis (3,720,000 membership units) and Waterton owns a 62.8% interest.

For further information, please contact:

Lisanna Lewis
Vice President
775-883-1456 ext 210
llewis@gryphongold.com

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to rights of appeal of the Royalty Holders. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.